Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-215913 on Form S-8 and Registration Statement No. 333-261228 on Form S-3 of Ramaco Resources, Inc. of our report dated March 31, 2022 relating to the consolidated financial statements for the year ended December 31, 2021, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Houston, Texas

March 14, 2023